Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENVIVA ENERGY SERVICES, LLC
(A DELAWARE LIMITED LIABILITY COMPANY)

EFFECTIVE AS OF OCTOBER 23, 2015

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENVIVA ENERGY SERVICES, LLC

a Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT  of Enviva Energy Services, LLC, a Delaware limited liability company, effective as of October 23, 2015 (this “Agreement”), has been entered into by Enviva, LP, a Delaware limited partnership (the “Member”).  The Member’s address and Membership Interest (as hereinafter defined) is as set forth on Schedule A hereto.

1.                                      Name, Business, Address, Registered Agent, and Authorized Person.

(a)                                 The name of the limited liability company is Enviva Energy Services, LLC (the “Company”).  The Company was formed for the purpose of engaging in any business of any kind necessary for, in connection with, related to, or incidental to such purposes as the Member shall from time to time deem desirable.

(b)                                 The principal office of the Company shall be at 7200 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, or such other place as the Manager may from time to time designate.

(c)                                  The initial registered office of the Company for purposes of the Delaware Limited Liability Company Act or any successor statute (as amended from time to time, the “Act”) shall be at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The initial registered agent of the Company for purposes of the Act shall be The Corporation Trust Company, whose business office is identical to the Company’s registered office.

2.                                      Management.  The sole responsibility for managing the business and affairs of the Company, except as otherwise provided herein or as required by the Act, shall be vested in the Manager.  Enviva, LP is hereby appointed as the initial Manager of the Company.  The term of the Manager will continue until it is removed from such capacity by the Member or as a result of the Manager’s dissolution or voluntary resignation.  If no Manager is appointed at the time of such removal, the Member shall be the Manager until such time that a successor Manager is duly appointed. Subject to the other provisions of this Agreement, the Manager is entitled to make all decisions and take all actions for the Company, including the execution of all documents, agreements, certificates, and other writings in the name of, and on behalf of, the Company.

3.                                      Officers.

(a)                                 Election of Officers; Term.  The Manager may (but shall not be required to) appoint one or more individuals to serve as officers with certain powers, authority, and responsibility for the management of the Company’s business pursuant to this Section 3.  The officers may include a President, Chief Executive Officer, Chief Financial Officer, one or more

Vice Presidents, a Secretary, and a Treasurer.  Other officers, including assistant and subordinate officers, may from time to time be appointed by the Manager.  All officers shall hold office until their successors are appointed by the Manager.  Any two or more offices may be combined in the same person as the Manager may determine.  No officer may act in more than one capacity where the action of two or more officers is required.

(b)                                 Removal of Officers; Vacancies.  Any officer of the Company may be removed summarily with or without cause, at any time, by the Manager.  Vacancies may be filled by the Manager.

(c)                                  Duties.  The officers of the Company shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided or as from time to time shall be conferred by the Manager.  The Manager shall determine the compensation of all officers of the Company.

4.                                      Term.  The term of the Company shall be perpetual, except that the Company shall be dissolved upon the first to occur of any of the following events:

(a)                                 The election of the Member to dissolve and terminate the Company;

(b)                                 The entry of a decree of judicial dissolution under § 18-802 of the Act; or

(c)                                  Automatic cancellation of the Company’s certificate of formation pursuant to § 18-1108 of the Act.

5.                                      Capital.  The Member may contribute such capital, in cash or other property, as it so chooses in its sole discretion.  No capital contributions shall be required unless the Member consents thereto in writing.

6.                                      Bank Accounts. The Manager or any officer of the Company is authorized to open commercial banking accounts for and in the name of the Company throughout the United States, at any time and from time to time, and to deposit to the credit of the Company in such banking accounts any monies, checks, drafts, orders, or other commercial paper payable to the Company, and from time to time to withdraw all or any part of the funds on deposit in the name of the Company by check drawn in the name of the Company and signed by the Manager.  The Manager is authorized to designate in writing any other officers or employees of the Company as persons authorized to endorse and deposit to the credit of the Company in any such banking accounts any monies, checks, drafts, orders, or other commercial paper payable to it, and to sign checks drawn on any such banking accounts in the name of the Company (including, in the discretion of such officers, the authority to employ facsimile signatures in such connection), and the Manager is hereby authorized to rescind any such designation so made, copies of all such designations and rescissions to be lodged with the records of the Company.

7.                                      Distributions.  Any cash or other property of the Company not required for the operation of the Company shall be distributable to the Member at such times and in such amounts as determined by the Manager.

8.                                      Transferability of Interests.

(a)                                 The Member may transfer, sell, assign, mortgage, grant a lien on, give, or otherwise dispose of (collectively, “Transfer”), whether voluntarily or by operation of law, at judicial sale, or otherwise, all or any part of its interest in the Company (the “Membership Interest”).  If the Member Transfers all or part of the Membership Interest pursuant to this Section 8, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If the Member Transfers all of the Membership Interest, such admission shall be deemed effective simultaneously with the Transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  If the Member Transfers less than 100% of the Membership Interest, then this Agreement shall be amended to include appropriate provisions, including those relating to partnership accounting and tax issues, necessary to address the fact that the Company has more than one Member.

(b)                                 Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Member may Transfer all or a portion of the Membership Interest to any collateral agent or financing party (or a designee or transferee thereof) in connection with the exercise by such collateral agent or financing party (or a designee or transferee thereof) of its foreclosure or similar remedial rights pursuant to loan or security documentation to which the Member is a party without the consent of the Manager.  Upon any such Transfer, (i) the definition of “Member” in this Agreement shall be deemed to be automatically updated to reflect such Transfer and (ii) each of the officers shall have been deemed to have been removed effective the date of such Transfer, in each case without any consent of the Manager.  The execution and delivery of this Agreement by a Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Section 8.  This Section 8 may not be amended or modified so long as any of the Membership Interests are subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent.

9.                                      Liquidation.  Any net proceeds from the sale, exchange, or other disposition (including a disposition pursuant to foreclosure or deed in lieu of foreclosure) of the assets of the Company following the dissolution of the Company shall be distributed to the Member.

10.                               Tax Classification.  The Member intends that the Company be disregarded for U.S. federal income tax purposes as long as there is only one Member, and that if there is ever more than one Member or more than one owner of the Company as determined for U.S. federal income tax purposes, that the Company be classified as a partnership for U.S. federal income tax purposes and this Agreement shall be interpreted accordingly.

11.                               Limited Liability.  The Member shall not have any personal obligation for any debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Member, except as provided under the Act.

12.                               Membership Interest.  The Membership Interest shall be certificated in the form attached hereto as Exhibit I.  The Company hereby irrevocably elects that all Membership Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware or any other applicable jurisdiction.  Each certificate evidencing Membership Interests in the Company shall bear the following legend:  “This Certificate evidences an Interest in the Company and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.”  No amendment to this provision shall be effective until all outstanding Membership Interest certificates have been surrendered to the Company for cancellation.

13.                               Indemnification.

(a)                                 To the fullest extent permitted by the Act but subject to the limitations expressly provided in this Agreement, the Member, the Manager, and any officer of the Company (as such, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring before or after the date of this Agreement; provided, that the Indemnitee shall not be indemnified and held harmless for any act or omission resulting from fraud, gross negligence, willful breach of this Agreement, or a willful illegal act (other than an act or omission treated as a criminal violation in a foreign country that is not a criminal violation in the United States) of or by such Indemnitee.  The right to indemnification conferred in this subsection (a) shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred of the type entitled to be indemnified hereunder in advance of the final and non-appealable disposition of the matter and without any determination as to ultimate entitlement to indemnification upon receipt by the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this provision or otherwise.  Notwithstanding any other provision of this Agreement and except as may otherwise be agreed by the Manager or required by the Act, an Indemnitee shall not be entitled to indemnification or advancement of expenses under this Section 13 with respect to any action, suit, or proceeding (or part thereof) initiated by such Indemnitee (other than an action, suit, or proceeding (or part thereof) by such Indemnitee (i) to enforce such Indemnitee’s rights under this Agreement or (ii) to enforce any other rights of such Indemnitee to indemnification, advancement, or contribution from the Company under any other contract, agreement, directors’ and officers’ liability insurance policy, or by law, including any rights under the Act), unless the initiation of such action, suit, or proceeding (or part thereof) or making of such claim shall have been approved by the Manager in its sole discretion.  In addition, notwithstanding any other provision of this Agreement to the contrary, any Indemnitee that is an officer of the Company shall not be entitled to indemnification hereunder if Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company.

(b)                                 The indemnification provided by this Section 13 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(c)                                  The Company may purchase and maintain (or reimburse the Manager or its affiliates for the cost of) insurance, on behalf of the Indemnitees and such other persons as the Manager shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Company’s activities or such person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(d)                                 Any indemnification pursuant to this Section 13 shall be made only out of the assets of the Company, it being agreed that neither the Manager nor the Member shall be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.  In no event may an Indemnitee subject the Manager or the Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(e)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 13 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)                                   The provisions of this Section 13 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors, and administrators and shall not be deemed to create any rights for the benefit of any other persons.

(g)                                  If a claim for indemnification (following the final disposition of the action, suit, or proceeding for which indemnification is being sought) or advancement of expenses under this Section 13 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.  In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(h)                                 This Section 13 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than Indemnitees.

(i)                                     No amendment, modification, or repeal of this Section 13 or any provision hereof shall in any manner terminate, reduce, or impair the right of any past, present, or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 13 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

14.                               No Third Party Beneficiary.  No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of the Member to make capital contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member, the Manager, and the Company and their respective successors and permitted assigns.

15.                               Governing Law.  This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, without regard to the conflicts of law principles of such state.

16.                               Amendments.  Except as otherwise set forth herein, this Agreement may be modified, altered, supplemented, or amended at any time by a written agreement executed and delivered by the members.

[The remainder of this page was left blank intentionally; the signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

COMPANY:

ENVIVA ENERGY SERVICES, LLC

By:
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

MEMBER:

ENVIVA, LP

By:
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

MANAGER:

ENVIVA, LP

By:
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE

TO

LIMITED LIABILITY COMPANY AGREEMENT OF ENVIVA ENERGY SERVICES, LLC

Schedule A

Members

Name	Membership Interest

Enviva, LP 7200 Wisconsin Avenue Suite 1000 Bethesda, Maryland 20814	100%

Exhibit I

Certificate No.	Membership Interest

1	100%

CERTIFICATE OF

MEMBERSHIP INTEREST

IN

ENVIVA ENERGY SERVICES, LLC

(A Delaware limited liability company)

Enviva, LP

This certifies that Enviva, LP is the owner of a membership interest in Enviva Energy Services, LLC (the “Company”), entitled to the percentage interest in the Company shown above and entitled to certain other rights in the Company, as set forth in and subject to the terms of the Limited Liability Company Agreement of the Company, dated October 23, 2015, as the same may be amended, modified, supplemented, or restated from time to time in accordance with the terms thereof (the “LLC Agreement”).

The membership interest represented by this Certificate of Membership Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the LLC Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 23rd day of October, 2015.

ENVIVA ENERGY SERVICES, LLC

By:
Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

Restrictions on Transfer

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

THIS CERTIFICATE EVIDENCES AN INTEREST IN THE COMPANY AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TRANSFER RESTRICTIONS, VOTING RESTRICTIONS, AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LLC AGREEMENT.